Filed by: Peoples Bancorp, Inc
(Commission File No.: 000-16772)
Pursuant to the Rule 425 under the Securities Act of 1933, as amended and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934, as amended

Subject Company: Capital Bancorp Inc.
(Commission File No.: 001-38671)
Date: September 30, 2026

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
October 20, 2026		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER 2026
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2026. Net income totaled $32.6 million for the third quarter of 2026, representing earnings per diluted common share of $0.91. In comparison, Peoples reported net income of $28.0 million, representing earnings per diluted common share of $0.78, for the second quarter of 2026 and net income of $29.5 million, representing earnings per diluted common share of $0.83, for the third quarter of 2025. Non-core items, which include one-time losses and acquisition-related expenses, negatively impacted earnings per diluted common share by $0.13 for the third quarter of 2026, $0.18 for the second quarter of 2026, and $0.07 for the third quarter of 2025.
"We are very pleased with our strong performance for the third quarter of 2026, highlighted by continued improvement in our net interest margin, net interest income, our fee-based revenue streams, and overall profitability," said Tyler Wilcox, President and Chief Executive Officer. "Our results reflect disciplined execution, and we remain committed to maintaining our momentum through the fourth quarter to close the year in a strong financial position."
Citizens Acquisition:
On April 21, 2026, Peoples announced the signing of a definitive agreement and plan of merger pursuant to which Peoples will acquire Citizens National Corporation ("Citizens"), a bank holding company headquartered in Paintsville, Kentucky, and the parent company of Citizens Bank of Kentucky, Inc. (“Citizens Bank”), in a cash and stock transaction. Under the terms of the merger agreement, Citizens will merge with and into Peoples, and Citizens Bank will subsequently merge with and into Peoples’ wholly owned subsidiary, Peoples Bank, in a transaction valued at approximately $76.6 million. As of September 30, 2026, Peoples recognized $0.9 million in acquisition-related expenses associated with this pending transaction.

Capital Acquisition:
On September 30, 2026, Peoples announced the signing of a definitive agreement and plan of merger pursuant to which Peoples will acquire Capital Bancorp, Inc. ("Capital"), a bank holding company headquartered in Rockville, Maryland, and the parent company of Capital Bank, N.A., in an all stock transaction. Under the terms of the merger agreement, Capital will merge with and into Peoples, and Capital Bank, N.A. will subsequently merge with and into Peoples Bank, in a transaction valued at approximately $728.1 million. As of September 30, 2026, Peoples recognized $1.0 million in acquisition-related expenses associated with this pending transaction.
Quarterly Highlights:
•Net interest margin for the third quarter of 2026 increased to 4.31% when compared to 4.23% for the linked quarter driven by increased investment and loan yields.

◦Net interest income increased $1.1 million compared to the linked quarter driven by higher loan income.
•Provision for credit losses decreased $1.1 million when compared to the linked quarter.
◦The reduction in the provision for credit losses was due to declines in reserves for individually-analyzed loans and leases, coupled with updates to prepayment, curtailment, and funding rates, partially offset by higher net charge-offs.
◦Period-end total loan and lease balances at September 30, 2026, increased $19.2 million, or 1% annualized, when compared to the linked quarter.
◦The loan growth was largely due to increases in construction loans, commercial and industrial loans, and home equity lines of credit, partially offset by decreases in other commercial real estate loans, residential real estate loans, and leases.
•Total non-interest income, excluding net gains and losses, increased $1.5 million, or 5%, for the third quarter of 2026 compared to the linked quarter.
◦The growth was due to increases in lease income, driven by gains on terminated leases, other non-interest income, driven by swap fee income, deposit account service charges, trust and investment income, and bank owned life insurance income.
•Total period-end core deposits, which excludes brokered deposits, increased $19.2 million compared to the linked quarter.
◦The increase was attributable to increases in interest-bearing demand accounts and money market deposit accounts, partially offset by decreases in retail certificates of deposit and non-interest bearing deposits.
Net Interest Income
Net interest income was $93.8 million for the third quarter of 2026, which increased by $1.1 million compared to the linked quarter. Net interest margin was 4.31% for the third quarter of 2026, compared to 4.23% for the linked quarter. The increase in net interest income was driven by higher loan income, while the increase in net interest margin was driven by higher investment and loan yields.
Net interest income for the third quarter of 2026 increased $2.5 million, or 3%, compared to the third quarter of 2025. Net interest margin increased 15 basis points when compared to the third quarter of 2025. The increases in net interest income and net interest margin were primarily driven by lower deposit and borrowing costs compared to the third quarter of 2025.
Accretion income, net of amortization expense, from acquisitions was $1.0 million for the third quarter of 2026, $1.1 million for the linked quarter and $1.7 million for the third quarter of 2025, which added four basis points, five basis points and eight basis points, respectively, to net interest margin. The decrease in accretion income for the third quarter of 2026 when compared to the linked quarter and third quarter of 2025 was driven by less accretion income recognized in the current period from the 2023 merger with Limestone Bancorp, Inc.
For the first nine months of 2026, net interest income increased $12.8 million compared to the same period of 2025, while net interest margin increased eight basis points to 4.23%. The increases in net interest income and net interest margin were driven by lower deposit costs compared to the first nine months of 2025.
Accretion income, net of amortization expense, was $3.4 million for the first nine months of 2026, compared to $7.8 million of accretion income recognized in the first nine months of 2025. Accretion income contributed five basis points and 12 basis points to net interest margin in the first nine months of 2026 and 2025, respectively.

Provision for Credit Losses:
The provision for credit losses was $3.6 million for the third quarter of 2026, compared to $4.7 million for the linked quarter, and $7.3 million for the third quarter of 2025. The provision for credit losses for the third quarter of 2026 was driven by net charge-offs, partially offset by a decrease in reserves for individually-analyzed loans and leases and updates to prepayment, curtailment, and funding rates. The provision for credit losses for the linked quarter was primarily driven by net charge-offs and an increase in reserves for individually analyzed loans and leases, partially offset by a reduction of balances within higher loss rate segments. The provision for credit losses for the third quarter of 2025 was primarily driven by (i) net charge-offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the current expected credit loss ("CECL") model, partially offset by reductions in reserves for individually analyzed loans and leases.
The provision for credit losses during the first nine months of 2026 was $18.0 million and was primarily driven by net charge-offs and a deterioration of macroeconomic conditions used within the CECL model, partially offset by updates to prepayment, curtailment, and funding rates, and a reduction in balances of loans and leases within higher loss rate segments. The provision for credit losses for the same period of 2025 was $34.1 million and was mainly a result of (i) net charge-offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) an increase in reserves for leases originated by the North Star Leasing division, (iv) deterioration in the economic forecasts used within the CECL model, and (v) loan growth.

The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.08 for the third quarter of 2026, $0.10 for the second quarter of 2026, and $0.16 for the third quarter of 2025. The provision for credit losses negatively impacted earnings per diluted common share by $0.39 and $0.75 for the first nine months of 2026 and 2025, respectively.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the third quarter of 2026 was $4.8 million, compared to a net loss of $8.6 million for the linked quarter, and a net loss of $3.1 million for the third quarter of 2025. The net loss for each of the third and second quarter of 2026 was driven by the sale of $58.5 million of available-for-sale securities at a net loss of $4.5 million and the sale of $135.2 million of available-for-sale investment securities at a net loss of $8.2 million, respectively, as Peoples continued to manage its balance sheet under $10 billion in assets ahead of the Citizens merger. The net loss for the third quarter of 2025 was driven by a $2.7 million net loss on the sale of lower yielding available-for-sale securities.
The net losses realized during the first nine months of 2026 and 2025 were $13.9 million and $3.7 million, respectively. The net loss for the first nine months of 2026 was driven by the aforementioned investment portfolio restructures during the second and third quarters. The net loss for the first nine months of 2025 was primarily driven by the
$2.7 million net loss on the sale of lower yielding available-for-sale investment securities.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2026 increased $1.5 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by increases of $0.7 million in lease income, driven by an increase in gains on terminated leases, $0.2 million in other non-interest income, driven by swap fee income, $0.2 million in deposit account service charges, and $0.2 million in trust and investment income, driven by higher assets under management. Total non-interest income, excluding net gains and losses, for the third quarter of 2026 was 25% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses), compared to 24% for the linked quarter.
Compared to the third quarter of 2025, total non-interest income, excluding net gains and losses, increased $3.6 million due to increases of $2.1 million in lease income, driven by higher operating lease income and gains on terminated leases, $0.8 million in trust and investment income, driven by an increase in assets under administration and management, $0.4 million in deposit account services charges, and $0.3 million in mortgage banking income, partially offset by a decrease of $0.2 million in insurance income.
During the first nine months of 2026, total non-interest income, excluding gains and losses, increased $6.6 million, or 8%, when compared to the same period of 2025. The increase was primarily due to increases of $3.9 million in lease income, driven by operating lease income, $2.0 million in trust and investment income, driven by an increase in assets under administration and management, $1.1 million in deposit account service charges, and $0.7 million in mortgage banking income, partially offset by decreases of $0.9 million in both insurance income and other non-interest income, driven by lower swap fee income.

Total Non-interest Expense:
Total non-interest expense increased $1.8 million for the third quarter of 2026, compared to the linked quarter. The increase in total non-interest expense was primarily due to increases of $0.7 million in professional fees, driven by acquisition-related expenses, $0.5 million in salaries and employee benefits costs, driven by an increase in sales-based incentives, $0.4 million in marketing expense, due to a vendor incentive received in the second quarter of 2026, and $0.2 million in operating lease expense, which were partially offset by a decrease of $0.1 million in travel and entertainment expense, driven by timing of travel.
Compared to the third quarter of 2025, total non-interest expense increased $4.6 million. The increase in total non-interest expense was primarily driven by increases of $1.9 million in professional fees, driven by acquisition-related expenses, $1.9 million in salaries and benefit costs due to annual merit increases coupled with higher sales levels and overall company performance measures used in calculating incentive awards, $1.0 million in operating lease expense, $0.5 million in data processing and software expense due to costs associated with recent technology projects, partially offset by a decrease of $0.5 million in amortization of other intangible assets, driven by decreases in amortization on core deposits and customer relationship intangibles.

For the first nine months of 2026, total non-interest expense increased $7.9 million, when compared to the same period of 2025. This increase was primarily driven by increases of $3.0 million in salaries and employee benefit costs due to annual merit increases and an increase in sales incentives, $2.5 million in operating lease expense, driven by the increase in operating lease volume, $2.0 million in professional fees, driven by acquisition-related expenses, and $1.6 million in data processing and software expenses driven by recent technology projects, partially offset by a decrease of $1.5 million in amortization of other intangible assets, due to decreases in amortization on core deposits and customer relationship intangibles.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.
4

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	40,560	40,012	38,698	$120,407	$117,412
Data processing and software expense	7,890	7,850	7,356	23,276	21,717
Net occupancy and equipment expense	5,806	5,765	5,896	17,795	17,198
Professional fees	4,743	4,018	2,798	11,514	9,495
Electronic banking expense	2,337	2,225	2,161	6,643	6,204
Operating lease expense	2,010	1,797	1,039	5,611	3,077
Amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Other loan expenses	1,309	1,278	1,385	3,710	3,717
FDIC insurance premiums	1,260	1,370	1,284	4,040	3,786
Marketing expense	1,004	604	1,001	2,494	2,622
Franchise tax expense	956	972	916	2,932	2,523
Communication expense	598	605	664	1,792	2,110
Travel and entertainment expense	595	726	796	1,904	2,009
Other non-interest expense	3,775	3,840	3,689	11,725	12,538
Total non-interest expense	74,540	72,759	69,894	218,934	211,043
Acquisition-related non-interest expense:
Professional fees	1,442	338	—	1,795	—
Marketing expense	32	52	—	84	—
Travel and entertainment expense	22	10	—	32	—
Other non-interest expense	2	10	—	12	—
Net occupancy and equipment expense	—	—	—	1	—
Total acquisition-related non-interest expense	1,498	410	—	1,924	—
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	40,560	40,012	38,698	120,407	117,412
Data processing and software expense	7,890	7,850	7,356	23,276	21,717
Net occupancy and equipment expense	5,806	5,765	5,896	17,794	17,198
Professional fees	3,301	3,680	2,798	9,719	9,495
Electronic banking expense	2,337	2,225	2,161	6,643	6,204
Operating lease expense	2,010	1,797	1,039	5,611	3,077
Amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Other loan expenses	1,309	1,278	1,385	3,710	3,717
FDIC insurance premiums	1,260	1,370	1,284	4,040	3,786
Marketing expense	972	552	1,001	2,410	2,622
Franchise tax expense	956	972	916	2,932	2,523
Communication expense	598	605	664	1,792	2,110
Travel and entertainment expense	573	716	796	1,872	2,009
Other non-interest expense	3,773	3,830	3,689	11,713	12,538
Total non-interest expense excluding acquisition-related expense	73,042	72,349	69,894	$217,010	$211,043

The efficiency ratio for the third quarter of 2026 was 58.5%, compared to 58.3% for the linked quarter and 57.1% for the third quarter of 2025. The efficiency ratio increased slightly compared to the linked quarter mainly as the result of higher non-interest expense, largely driven by acquisition-related expenses. The efficiency ratio for the first nine months of 2026 was 58.5%, compared to 59.0% for the same period of 2025. The efficiency ratio improved compared to the same period of 2025 due to higher revenue. The efficiency ratio adjusted for non-core items was 57.3% and 57.9% for the third and second quarters of 2026, respectively. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $8.8 million with an effective tax rate of 21.2% for the third quarter of 2026, compared to income tax expense of $7.7 million with an effective tax rate of 21.6% for the linked quarter and income tax expense of $8.5 million with an effective tax rate of 22.4% for the third quarter of 2025. Income tax expense for each of the first nine months of 2026 and 2025 was $24.8 million and $21.8 million, respectively, with an associated effective tax rate of 21.7% and 22.5%, respectively. The increase in income tax expense when compared to the linked quarter was driven by higher pretax income in the third quarter of 2026 and a $0.5 million benefit relating to tax credits purchased in the second quarter of 2026. The increase in income tax expense when compared to the nine month period ended September 30, 2025, was driven by higher pretax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at September 30, 2026, decreased $68.9 million when compared to at June 30, 2026, decreased $179.2 million when compared to at December 31, 2025, and decreased $171.8 million when compared to at September 30, 2025. The decrease in available-for-sale investment securities compared to all prior periods was driven by the aforementioned sales of available-for-sale investment securities. The unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $99.8 million at September 30, 2026, $71.2 million at June 30, 2026, $71.0 million at December 31, 2025, and $90.9 million at September 30, 2025. The increase in accumulated other comprehensive loss compared to the linked quarter was the result of the changes in the market value of available-for-sale investment securities during the period. At September 30, 2026, Peoples’ investment securities represented approximately 18.3% of total assets, compared to 19.1% at June 30, 2026, and 20.5% at both December 31, 2025 and September 30, 2025. As of the third quarter of 2026, the decrease in the percentage of investment securities was mainly due to the aforementioned available-for-sale investment restructures.
The held-to-maturity investment securities balance at September 30, 2026, increased $10.7 million when compared to at June 30, 2026, decreased $44.8 million when compared to at December 31, 2025, and decreased $53.7 million when compared to at September 30, 2025. The increase when compared to the linked quarter was driven by purchases of higher yielding, longer duration securities for pledging purposes as market rates impacted the market value of pledged securities during the quarter. The decrease when compared to December 31, 2025 and September 30, 2025 was driven by prepayments and maturities of collateralized mortgage obligations.
The effective durations of the available-for-sale investment securities and the held-to-maturity investment securities as of September 30, 2026, were approximately 6.15 and 7.46 years, respectively. The duration of Peoples’ investments is managed as part of Peoples' Asset Liability Management program and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are a component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At September 30, 2026, Peoples had liquid and liquefiable assets totaling $667.9 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At September 30, 2026, Peoples had a total borrowing capacity of $654.3 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at September 30, 2026, Peoples had contingent sources of liquidity totaling $3.8 billion. Contingent sources of liquidity are generally comprised of borrowing capacity at the FHLB and FRB, unpledged securities, liquifiable securities, and available capacity from wholesale funding sources. Cash and cash equivalents increased $111.8 million when compared to December 31, 2025, as the level of cash fluctuates given Peoples' total liquidity position.
Loans and Leases:
The period-end total loan and lease balances at September 30, 2026, increased $19.2 million, or 1% annualized, compared to at June 30, 2026. The increase in loans was driven by increases of $40.4 million in construction loans, $34.3 million in commercial and industrial loans, and $10.2 million in home equity lines of credit, partially offset by decreases of

$38.4 million in other commercial real estate loans, $13.8 million in residential real estate loans, and $11.6 million in leases.
Total loans and leases increased by $83.9 million, or 1%, when compared to at December 31, 2025. The loan growth was driven by increases of $188.4 million in commercial and industrial loans, $33.8 million in construction loans, and $30.3 million in home equity lines of credit, partially offset by decreases of $119.2 million in other commercial real estate loans, $29.1 million in residential real estate loans, and $23.3 million in leases.
The period-end total loan and lease balances at September 30, 2026, increased $112.1 million, or 2%, compared to at September 30, 2025, driven by increases of $234.6 million in commercial and industrial loans and $73.7 million in construction loans, partially offset by decreases of $124.7 million in other commercial real estate loans, $43.1 million in residential real estate loans, and $40.4 million in leases.
Quarterly average total loan balances increased $35.0 million compared to the linked quarter and $175.2 million when compared to the prior year quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of $42.7 million in commercial and industrial loans, $28.7 million in construction loans, and $23.4 million in premium finance loans, partially offset by decreases of $46.7 million and $11.2 million in other commercial real estate loans and residential real estate loans, respectively. The increase in average total loans when compared to the prior year quarter was driven by increases of $266.7 million in commercial and industrial loans and $34.6 million in home equity lines of credit, partially offset by decreases of $58.0 million, $44.3 million, and $22.2 million in residential real estate loans, leases, and construction loans, respectively.
For the first nine months of 2026, the average total loan balances increased $294.9 million compared to the first nine months of 2025. The increase in average total loan balances was primarily the result of increases of $270.9 million in commercial and industrial loans, $96.2 million in other commercial real estate loans, and $28.7 million in home equity lines of credit, partially offset by decreases of $38.4 million and $32.6 million in leases and construction loans, respectively.
Asset Quality:
Key asset quality metrics were stable during the third quarter of 2026. Delinquency trends improved as loans considered current comprised 99.2%, 99.1%, and 99.0% of the loan portfolio at September 30, 2026, at June 30, 2026, and at September 30, 2025, respectively. Total nonperforming assets at September 30, 2026, decreased $4.1 million, or 10%, compared to at June 30, 2026, and decreased $7.8 million, or 18%, compared to at September 30, 2025. The decrease in nonperforming assets compared to at June 30, 2026, was driven by reductions in nonaccrual leases of $2.0 million, other commercial real estate loans of $1.8 million, and commercial and industrial loans of $1.3 million, partially offset by an increase in residential real estate loans 90+ days past due and accruing of $1.2 million. Compared to at September 30, 2025, nonperforming assets decreased because of the sale of an OREO property in the fourth quarter of 2025, coupled with reductions in nonaccrual leases, partially offset by increases in other commercial real estate loans 90+ days past due and accruing. Nonperforming assets as a percent of total loans and OREO was 0.54% at September 30, 2026, compared to 0.60% at June 30, 2026, and 0.66% at September 30, 2025.
Criticized loans, which are those categorized as special mention, substandard, doubtful or loss decreased $17.7 million, or 6%, compared to at June 30, 2026, and decreased $12.3 million, or 5%, compared to at September 30, 2025. As a percent of total loans, criticized loans were 3.74% at September 30, 2026, compared to 4.01% at June 30, 2026, and 3.99% at September 30, 2025. The decrease in the amount of criticized loans compared to at June 30, 2026, and at September 30, 2025, was driven by loan upgrades and paydowns.
Classified loans, which are those categorized as substandard, doubtful or loss increased $30.1 million, or 21%, compared to at June 30, 2026, and increased $12.3 million, or 8%, compared to at September 30, 2025. As a percent of total loans, classified loans were 2.50% at September 30, 2026, compared to 2.06% at June 30, 2026, and 2.36% at September 30, 2025. The increase in classified loans compared to at June 30, 2026, and at September 30, 2025, was primarily driven by loan downgrades.
Annualized net charge-offs were 0.35% of average total loans for the third quarter of 2026, compared to 0.31% for the linked quarter, and 0.41% for the third quarter of 2025. Compared to the linked quarter, net charge-offs increased because of increased net charge-offs in commercial and industrial loans associated with one customer relationship. Compared to the prior year third quarter, net charge-offs decreased driven by a reduction in net charge-offs by North Star Leasing, partially offset by increases in net charge-offs of other commercial real estate loans and commercial and industrial loans.
At September 30, 2026, the allowance for credit losses decreased $2.4 million when compared to at June 30, 2026, and increased $0.9 million when compared to at September 30, 2025. The ratio of the allowance for credit losses as a percent of total loans was 1.11% at September 30, 2026, compared to 1.14% at June 30, 2026, and 1.11% at September 30, 2025. The ratio of allowance for credit losses as a percentage of non-performing loans was 206.83% at September 30, 2026, compared to 190.78% at June 30, 2026, and 193.01% at September 30, 2025.

Deposits:
As of September 30, 2026, period-end core deposits, which exclude brokered deposits, increased $19.2 million compared to at June 30, 2026. The increase in core deposits was attributable to increases of $51.9 million in interest-bearing demand accounts and $46.4 million in money market deposit accounts, partially offset by decreases of $44.4 million in retail certificates of deposit and $33.6 million in non-interest bearing deposits.
Compared to at December 31, 2025, period-end core deposit balances increased $55.8 million. The increase was primarily driven by increases of $96.6 million in money market deposit accounts, $54.5 million in interest-bearing demand deposits, $26.4 million in savings accounts, and $15.6 million in governmental deposits, partially offset by a decrease of $152.1 million in retail certificates of deposits.
Compared to at September 30, 2025, period-end core deposit balances increased $34.6 million. The increase in core deposits was primarily driven by increases of $93.7 million in money market deposit accounts, $78.3 million in interest-bearing demand accounts, $29.6 million in savings accounts, and $24.1 million in non-interest bearing deposits, partially offset by a decrease of $177.0 million in retail certificates of deposit.
The total deposit balances attributable to retail deposits and commercial deposits were 78% and 22%, respectively, at both September 30, 2026 and June 30, 2026, and 77% and 23%, respectively, at September 30, 2025.
Uninsured deposits were 27% of total deposits for each period ending at September 30, 2026, at June 30, 2026, and at September 30, 2025. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $574.8 million, or 28%, $595.7 million, or 30%, and $660.0 million, or 32%, of the uninsured deposit balances at September 30, 2026, at June 30, 2026, and at September 30, 2025, respectively.
Average deposit balances during the third quarter of 2026 decreased $65.7 million when compared to the linked quarter and decreased $232.4 million when compared to the third quarter of 2025. The decrease over the linked quarter was driven by decreases of $66.0 million in governmental deposit accounts, $60.8 million in retail certificates of deposit, and $24.8 million in interest-bearing demand accounts, partially offset by increases of $59.0 million and $23.1 million in brokered deposits and money market deposit accounts, respectively. The decrease when compared to the third quarter of 2025 was driven by decreases of $186.7 million in brokered deposits and $150.9 million in retail certificates of deposit, partially offset by increases of $66.2 million, $38.8 million, and $26.3 million in non-interest bearing deposits, money market deposit accounts, and savings accounts, respectively. Total demand deposit accounts comprised 36% of total deposits at September 30, 2026, 36% at June 30, 2026, and 33% at September 30, 2025.
For the first nine months of 2026, average deposit balances decreased $113.8 million when compared to the first nine months of 2025. The decrease was primarily a result of decreases of $176.1 million in brokered deposits and $66.5 million in retail certificates of deposits, partially offset by increases of $85.4 million, $27.6 million, and $26.2 million in non-interest bearing deposits, money market deposit accounts, and savings accounts, respectively.
Stockholders' Equity:
Total stockholders' equity at September 30, 2026, decreased $8.6 million, or 1%, compared to at June 30, 2026. This change was primarily driven by an increase of $28.5 million in accumulated other comprehensive loss and dividends paid of $15.1 million during the third quarter of 2026, partially offset by net income of $32.6 million. The increase in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at September 30, 2026 increased $21.3 million, or 2%, when compared to at December 31, 2025. This change was driven by net income of $89.6 million, partially offset by an increase of $28.8 million in accumulated other comprehensive loss during the quarter and dividends paid of $44.9 million.
Total stockholders' equity at September 30, 2026, increased $45.1 million, or 4%, compared to at September 30, 2025, which was due to net income of $121.3 million for the last twelve months, partially offset by an increase in other comprehensive loss of $21.8 million and dividends paid of $59.5 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.7 billion in total assets as of September 30, 2026, and 144 locations, including 127 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance, Peoples Life Premium Finance, and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2026 results of operations on October 20, 2026, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio, and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized core net income (less the after-tax impact of all gains and losses, and acquisition-related expenses) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, including any changes to such policies that may result from potential changes in the composition of the Federal Reserve Board, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, including the pending mergers with Citizens National Corporation (the "Citizens merger") and Capital Bancorp, Inc (the "Capital merger"), and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, a future U.S. government shutdown, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;

(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including inflationary pressures and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;
(19)Peoples' ability to secure confidential information and avoid misappropriation of confidential information in connection with the delivery of products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(21)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(22)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(23)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(24)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(25)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts, including Russia's ongoing war on Ukraine, the continued U.S. political and military presence in Venezuela, and the conflict in Iran (and the resulting disruptions in oil, energy and other commodity markets and supply chains);
(26)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(27)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(28)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;

(29)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(30)Peoples' ability to integrate the pending Citizens merger and/or the pending Capital merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(31)the failure to obtain necessary regulatory approvals in connection with the Capital merger (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the possibility that the proposed Capital merger does not close when expected or at all because of the failure to obtain required regulatory approvals, shareholder approvals, or other approvals or because the other conditions to closing are not received or satisfied on a timely basis or at all;
(32)the possibility that the anticipated benefits of the proposed Citizens merger and Capital merger, including expected revenue synergies and cost savings, will not be realized or will not be realized within expected time periods;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(36)the impact on Peoples of increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(37)the effect of a fall in stock market prices on Peoples' asset and wealth management business;
(38)the risk that energy tax credits purchased and used by Peoples to reduce tax liabilities will be disallowed by the Internal Revenue Service; and
(39)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemented by the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2026.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.

As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2026 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

Additional Information and Where to Find It

In connection with the proposed Capital merger, Peoples intends to file with the SEC a Registration Statement on Form S-4 to register the shares of Peoples common stock to be issued in connection with the proposed transaction. The Registration Statement will include a joint proxy statement/prospectus, and Peoples and Capital may file with the SEC other relevant documents concerning the proposed transaction. The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF PEOPLES AND CAPITAL ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PEOPLES, CAPITAL, AND THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Peoples and Capital, without charge, at the SEC’s website (https://www.sec.gov).

Participants in Solicitation

Peoples and Capital, along with their respective directors, executive officers, management, and employees may be deemed participants in the solicitation of proxies in connection with the proposed Capital merger. Information concerning Peoples’ participants is set forth in the Proxy Statement, dated March 6, 2026, for Peoples’ 2026 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Capital’s participants is set forth in the Proxy Statement, dated April 7, 2026, for Capital’s 2026 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the participants in the solicitation of proxies in respect of the proposed transaction and interests of participants of Peoples and Capital in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
PER COMMON SHARE:
Earnings per common share:
Basic	$0.92	$0.79	$0.83	$2.52	$2.13
Diluted	0.91	0.78	0.83	2.49	2.10
Cash dividends declared per common share	0.42	0.42	0.41	1.25	1.22
Book value per common share (a)	34.15	34.41	33.13	34.15	33.13
Tangible book value per common share (a)(b)	23.35	23.56	22.05	23.35	22.05
Closing price of common shares at end of period	$36.59	$38.41	$29.99	$36.59	$29.99

SELECTED RATIOS:
Return on average stockholders' equity (c)	10.44%	9.13%	10.06%	9.75%	8.76%
Return on average tangible equity (c)(d)	15.84%	14.03%	16.17%	14.93%	14.40%
Return on average assets (c)	1.36%	1.17%	1.22%	1.25%	1.07%
Return on average assets adjusted for non-core items (c)(h)	1.57%	1.47%	1.32%	1.43%	1.11%
Efficiency ratio (e)	58.50%	58.27%	57.11%	58.46%	58.99%
Efficiency ratio adjusted for non-core items (f)(i)	57.30%	57.93%	57.11%	57.93%	58.99%
Net interest margin (c)(f)	4.31%	4.23%	4.16%	4.23%	4.15%
Dividend payout ratio (g)	46.36%	54.04%	49.72%	50.10%	57.98%
(a) Data presented as of the end of the period indicated.
(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.
(h) Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i) The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses and acquisition-related expenses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$128,492	$127,580	$132,808	$382,893	$383,757
Total interest expense	34,650	34,852	41,459	105,903	119,576
Net interest income	93,842	92,728	91,349	276,990	264,181
Provision for credit losses	3,569	4,709	7,280	17,972	34,112
Net interest income after provision for credit losses	90,273	88,019	84,069	259,018	230,069

Non-interest income:
Electronic banking income	6,649	6,543	6,538	19,119	18,695
Trust and investment income	6,176	5,986	5,414	17,767	15,756
Lease income	5,696	4,977	3,643	15,254	11,322
Deposit account service charges	4,679	4,488	4,274	13,434	12,348
Insurance income	4,222	4,331	4,469	14,133	15,072
Bank owned life insurance income	1,364	1,189	1,143	3,715	3,388
Mortgage banking income	582	598	245	1,556	861
Net loss on asset disposals and other transactions	(311)	(446)	(478)	(1,167)	(1,119)
Net loss on investment securities	(4,512)	(8,181)	(2,580)	(12,693)	(2,582)
Other non-interest income	1,100	893	1,159	3,159	4,065
Total non-interest income	25,645	20,378	23,827	74,277	77,806

Non-interest expense:
Salaries and employee benefit costs	40,560	40,012	38,698	120,407	117,412
Data processing and software expense	7,890	7,850	7,356	23,276	21,717
Net occupancy and equipment expense	5,806	5,765	5,896	17,795	17,198
Professional fees	4,743	4,018	2,798	11,514	9,495
Electronic banking expense	2,337	2,225	2,161	6,643	6,204
Operating lease expense	2,010	1,797	1,039	5,611	3,077
Amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Other loan expenses	1,309	1,278	1,385	3,710	3,717
FDIC insurance expense	1,260	1,370	1,284	4,040	3,786
Marketing expense	1,004	604	1,001	2,494	2,622
Franchise tax expense	956	972	916	2,932	2,523
Communication expense	598	605	664	1,792	2,110
Travel and entertainment expense	595	726	796	1,904	2,009
Other non-interest expense	3,775	3,840	3,689	11,725	12,538
Total non-interest expense	74,540	72,759	69,894	218,934	211,043
Income before income taxes	41,378	35,638	38,002	114,361	96,832
Income tax expense	8,772	7,685	8,526	24,796	21,808
Net income	$32,606	$27,953	$29,476	$89,565	$75,024

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$32,606	$27,953	$29,476	$89,565	$75,024
Less: Dividends paid on unvested common shares	211	212	208	623	628
Less: Undistributed income allocated to unvested common shares	88	81	46	223	100
Net earnings allocated to common shareholders	$32,307	$27,660	$29,222	$88,719	$74,296

Weighted-average common shares outstanding	35,197,746	35,173,525	35,003,054	35,160,300	34,957,341
Effect of potentially dilutive common shares	464,688	393,041	395,755	413,759	370,475
Total weighted-average diluted common shares outstanding	35,662,434	35,566,566	35,398,809	35,574,059	35,327,816

Earnings per common share – basic	$0.92	$0.79	$0.83	$2.52	$2.13
Earnings per common share – diluted	$0.91	$0.78	$0.83	$2.49	$2.10
Cash dividends declared per common share	$0.42	$0.42	$0.41	$1.25	$1.22

Weighted-average common shares outstanding – basic	35,197,746	35,173,525	35,003,054	35,160,300	34,957,341
Weighted-average common shares outstanding – diluted	35,662,434	35,566,566	35,398,809	35,574,059	35,327,816
Common shares outstanding at the end of period	35,961,276	35,939,954	35,705,369	35,961,276	35,705,369
.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2026	2025
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$92,955	$107,864
Interest-bearing deposits in other banks	207,820	81,087
Total cash and cash equivalents	300,775	188,951
Available-for-sale investment securities, at fair value (amortized cost of
$934,740 at September 30, 2026 and $1,076,980 at December 31, 2025) (a)	805,119	984,367
Held-to-maturity investment securities, at amortized cost (fair value of
$766,426 at September 30, 2026 and $867,714 at December 31, 2025) (a)	878,076	922,837
Other investment securities, at cost	81,529	68,656
Total investment securities (a)	1,764,724	1,975,860
Loans and leases, net of deferred fees and costs (b)	6,840,809	6,756,907
Allowance for credit losses	(75,727)	(75,676)
Net loans and leases	6,765,082	6,681,231
Loans held for sale	3,251	2,667
Bank premises and equipment, net of accumulated depreciation	96,721	100,508
Bank owned life insurance	151,820	148,264
Goodwill	363,199	363,199
Other intangible assets	25,106	30,120
Other assets	181,417	158,830
Total assets	$9,652,095	$9,649,630
Liabilities
Deposits:
Non-interest-bearing	$1,560,184	$1,545,428
Interest-bearing	5,881,910	6,159,155
Total deposits	7,442,094	7,704,583
Short-term borrowings	704,120	435,926
Long-term borrowings	155,054	204,138
Accrued expenses and other liabilities	122,924	98,381
Total liabilities	$8,424,192	$8,443,028

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at September 30, 2026 or at December 31, 2025	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,868,595 shares issued at September 30, 2026 and 36,836,943 shares issued at December 31, 2025, including shares in treasury	871,896	871,571
Retained earnings	481,443	436,748
Accumulated other comprehensive loss, net of deferred income taxes	(99,385)	(70,628)
Treasury stock, at cost, 996,472 common shares at September 30, 2026 and 1,215,120 common shares at December 31, 2025	(26,051)	(31,089)
Total stockholders' equity	1,227,903	1,206,602
Total liabilities and stockholders' equity	$9,652,095	$9,649,630

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $233 and $0 and $236 at September 30, 2026, and at December 31, 2025, respectively.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025
Loan Portfolio
Construction	$334,701	$294,350	$269,571	$300,941	$261,048
Commercial real estate, other	2,244,721	2,283,163	2,340,833	2,363,967	2,369,396
Commercial and industrial	1,724,108	1,689,817	1,646,797	1,535,755	1,489,505
Premium finance	270,634	266,015	228,883	253,075	273,297
Leases	342,343	353,952	350,226	365,649	382,753
Residential real estate	832,656	846,475	852,011	861,722	875,773
Home equity lines of credit	284,173	273,965	260,909	253,864	247,383
Consumer, indirect	685,329	693,529	699,854	700,582	710,385
Consumer, direct	120,536	119,273	119,859	120,338	118,206
Deposit account overdrafts	1,608	1,041	1,265	1,014	982
Total loans and leases	$6,840,809	$6,821,580	$6,770,208	$6,756,907	$6,728,728
Total acquired loans and leases (a)	$1,084,152	$1,140,586	$1,225,112	$1,299,543	$1,380,354
Total originated loans and leases	$5,756,657	$5,680,994	$5,545,096	$5,457,364	$5,348,374
Total investment securities	$1,764,724	$1,817,481	$1,961,522	$1,975,860	$1,972,721
Deposit Balances
Non-interest-bearing deposits (b)	$1,560,184	$1,593,799	$1,586,514	$1,545,428	$1,536,094
Interest-bearing deposits:
Retail certificates of deposit	1,831,665	1,876,056	1,968,441	1,983,791	2,008,619
Interest-bearing demand accounts (b)	1,146,769	1,094,873	1,111,875	1,092,252	1,068,443
Money market deposit accounts	1,041,921	995,487	958,413	945,313	948,177
Savings accounts	913,816	915,505	918,557	887,402	884,230
Governmental deposit accounts	755,584	755,024	842,087	739,939	769,782
Brokered deposits	192,155	225,621	262,553	510,458	617,179
Total interest-bearing deposits	$5,881,910	$5,862,566	$6,061,926	$6,159,155	$6,296,430
Total deposits	$7,442,094	$7,456,365	$7,648,440	$7,704,583	$7,832,524
Total demand deposits (b)	$2,706,953	$2,688,672	$2,698,389	$2,637,680	$2,604,537
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$8,114	$7,838	$2,846	$6,156	$4,898
Nonaccrual loans	28,500	33,101	36,714	36,886	33,889
Total nonperforming loans (NPLs) (f)	36,614	40,939	39,560	43,042	38,787
Other real estate owned (OREO)	341	115	97	123	6,013
Total NPAs (f)	$36,955	$41,054	$39,657	$43,165	$44,800
Criticized loans (c)	$256,049	$273,791	$224,124	$236,468	$268,326
Classified loans (d)	170,916	140,811	141,940	147,175	158,577
Allowance for credit losses as a percent of NPLs (f)	206.83%	190.78%	198.16%	175.82%	193.01%
NPLs as a percent of total loans (f)	0.53%	0.60%	0.58%	0.64%	0.58%
NPAs as a percent of total assets (f)	0.38%	0.43%	0.41%	0.45%	0.47%
NPAs as a percent of total loans and OREO (f)	0.54%	0.60%	0.59%	0.64%	0.66%
Criticized loans as a percent of total loans (c)	3.74%	4.01%	3.31%	3.50%	3.99%
Classified loans as a percent of total loans (d)	2.50%	2.06%	2.10%	2.18%	2.36%
Allowance for credit losses as a percent of total loans	1.11%	1.14%	1.16%	1.12%	1.11%
Total demand deposits as a percent of total deposits (b)	36.37%	36.06%	35.28%	34.24%	33.25%
Capital Information (e)(g)
Common equity tier 1 capital ratio (h)	12.81%	12.66%	12.45%	12.29%	12.11%
Tier 1 risk-based capital ratio	13.24%	13.10%	12.89%	12.73%	12.54%
Total risk-based capital ratio (tier 1 and tier 2)	14.29%	14.19%	13.98%	13.78%	13.79%
Leverage ratio	10.67%	10.33%	10.14%	9.91%	9.74%
Common equity tier 1 capital	$949,924	$928,639	$911,986	$893,970	$875,454
Tier 1 capital	982,293	960,823	943,986	925,616	906,900
Total capital (tier 1 and tier 2)	1,059,990	1,041,030	1,023,777	1,002,226	997,309
Total risk-weighted assets	$7,417,087	$7,334,717	$7,323,344	$7,273,985	$7,231,476
Total stockholders' equity to total assets	12.72%	12.96%	12.60%	12.50%	12.29%
Tangible equity to tangible assets (i)	9.06%	9.25%	8.91%	8.79%	8.53%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, doubtful or loss.
(d)Includes loans categorized as substandard, doubtful or loss.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)September 30, 2026 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 6.29% at September 30, 2026, 6.19% at June 30, 2026, 5.98% at March 31, 2026, 5.78% at December 31, 2025, and 5.79% at September 30, 2025, compared to required capital conservation buffer of 2.50%
(i)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$3,307	$4,477	$7,004	$17,199	$33,514
Provision for checking account overdrafts	262	232	276	773	598
Total provision for credit losses	$3,569	$4,709	$7,280	$17,972	$34,112

Net Charge-Offs
Gross charge-offs	$7,580	$6,766	$7,841	$22,105	$24,430
Recoveries	1,568	1,581	1,012	4,263	2,516
Net charge-offs	$6,012	$5,185	$6,829	$17,842	$21,914

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$688	$167	$26	$855	$272
Commercial and industrial	879	196	446	1,329	1,359
Premium finance	77	50	102	173	257
Leases	2,549	3,403	4,487	10,206	14,734
Residential real estate	—	62	31	99	74
Home equity lines of credit	—	32	27	52	39
Consumer, indirect	1,290	841	1,189	3,723	4,089
Consumer, direct	301	183	263	662	480
Deposit account overdrafts	228	251	258	743	610
Total net charge-offs	$6,012	$5,185	$6,829	$17,842	$21,914

As a percent of average total loans (annualized)	0.35%	0.31%	0.41%	0.35%	0.45%

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025

Trust assets under administration and management	$2,503,011	$2,521,031	$2,178,467	$2,219,650	$2,271,536
Brokerage assets under administration and management	1,998,810	1,984,252	1,844,940	1,846,084	1,800,781
Mortgage loans serviced for others	328,922	326,021	319,664	322,139	323,347
Employees (full-time equivalent)	1,463	1,443	1,458	1,454	1,454

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$76,128	$757	3.95%	$112,726	$1,084	3.86%	$71,028	$782	4.37%
Investment securities (a)(b)	1,781,294	16,477	3.70%	1,887,908	17,133	3.63%	2,018,463	19,119	3.79%
Loans (b)(c):
Construction	311,630	5,319	6.68%	282,906	4,989	6.98%	333,782	5,759	6.75%
Commercial real estate, other	2,158,376	33,088	6.00%	2,205,065	33,969	6.09%	2,144,859	34,751	6.34%
Commercial and industrial	1,695,539	27,586	6.37%	1,652,813	25,826	6.18%	1,428,843	25,090	6.87%
Premium finance	267,007	5,648	8.28%	243,558	5,154	8.37%	273,730	5,820	8.32%
Leases	346,190	8,004	9.05%	352,662	8,180	9.18%	390,499	9,520	9.54%
Residential real estate (d)	932,038	12,940	5.55%	943,268	12,927	5.48%	990,040	13,466	5.44%
Home equity lines of credit	279,640	4,962	7.04%	267,892	4,684	7.01%	245,024	4,765	7.72%
Consumer, indirect	689,424	11,275	6.49%	698,460	11,322	6.50%	703,619	11,545	6.51%
Consumer, direct	129,695	2,647	8.10%	127,928	2,533	7.94%	123,927	2,470	7.91%
Total loans	6,809,539	111,469	6.44%	6,774,552	109,584	6.42%	6,634,323	113,186	6.71%
Allowance for credit losses	(78,067)			(78,113)			(74,485)
Net loans	6,731,472			6,696,439			6,559,838
Total earning assets	8,588,894	128,703	5.91%	8,697,073	127,801	5.84%	8,649,329	133,087	6.07%

Goodwill and other intangible assets	389,131			390,753			396,636
Other assets	504,341			498,500			528,305
Total assets	$9,482,366			$9,586,326			$9,574,270

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$916,584	$177	0.08%	$917,693	$181	0.08%	$890,316	$196	0.09%
Governmental deposit accounts	752,278	3,869	2.04%	818,274	4,151	2.03%	787,079	4,745	2.39%
Interest-bearing demand accounts	1,066,987	698	0.26%	1,091,757	602	0.22%	1,084,051	617	0.23%
Money market deposit accounts	993,573	5,309	2.12%	970,487	4,977	2.06%	954,778	5,671	2.36%
Retail certificates of deposit	1,856,852	14,693	3.14%	1,917,698	15,357	3.21%	2,007,768	18,094	3.58%
Brokered deposits (e)	304,331	3,063	3.99%	245,378	2,455	4.01%	491,041	5,211	4.21%
Total interest-bearing deposits	5,890,605	27,809	1.87%	5,961,287	27,723	1.87%	6,215,033	34,534	2.21%
Short-term borrowings (e)	453,056	4,347	3.81%	487,109	4,550	3.75%	308,916	3,400	4.37%
Long-term borrowings	155,077	2,494	6.37%	182,032	2,579	5.66%	229,388	3,525	6.07%
Total borrowed funds	608,133	6,841	4.46%	669,141	7,129	4.26%	538,304	6,925	5.10%
Total interest-bearing liabilities	6,498,738	34,650	2.12%	6,630,428	34,852	2.11%	6,753,337	41,459	2.44%

Non-interest-bearing deposits	1,636,258			1,631,305			1,544,184
Other liabilities	107,805			96,401			113,981
Total liabilities	8,242,801			8,358,134			8,411,502
Stockholders’ equity	1,239,565			1,228,192			1,162,768
Total liabilities and stockholders' equity	$9,482,366			$9,586,326			$9,574,270

Net interest income/spread (b)		$94,053	3.79%		$92,949	3.73%		$91,628	3.63%
Net interest margin (b)			4.31%			4.23%			4.16%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Nine Months Ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$90,550	$2,631	3.88%	$82,135	$2,720	4.43%
Investment securities (a)(b)	1,876,389	51,168	3.64%	1,942,572	52,524	3.61%
Loans (b)(c):
Construction	294,889	14,893	6.66%	327,512	17,266	6.95%
Commercial real estate, other	2,204,782	101,716	6.08%	2,108,596	101,444	6.34%
Commercial and industrial	1,634,908	78,522	6.33%	1,363,990	71,727	6.93%
Premium finance	249,931	15,354	8.10%	266,808	17,148	8.48%
Leases	351,534	24,762	9.29%	389,933	30,004	10.15%
Residential real estate (d)	944,457	38,916	5.49%	973,555	37,906	5.19%
Home equity lines of credit	268,109	14,051	7.01%	239,401	13,687	7.64%
Consumer, indirect	696,058	33,890	6.51%	688,234	33,130	6.44%
Consumer, direct	128,687	7,667	7.97%	120,411	7,042	7.82%
Total loans	6,773,355	329,771	6.44%	6,478,440	329,354	6.73%
Allowance for credit losses	(77,165)			(67,619)
Net loans	6,696,190			6,410,821
Total earning assets	8,663,129	383,570	5.87%	8,435,528	384,598	6.04%

Goodwill and other intangible assets	390,779			398,956
Other assets	502,257			521,144
Total assets	$9,556,165			$9,355,628

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$912,492	$542	0.08%	$886,316	$633	0.10%
Governmental deposit accounts	784,254	11,943	2.04%	793,581	14,271	2.40%
Interest-bearing demand accounts	1,071,518	1,873	0.23%	1,081,313	1,703	0.21%
Money market deposit accounts	963,491	14,827	2.06%	935,873	16,554	2.36%
Retail certificates of deposit	1,915,433	46,505	3.25%	1,981,959	54,762	3.69%
Brokered deposit (e)	322,534	9,534	3.95%	498,640	15,889	4.26%
Total interest-bearing deposits	5,969,722	85,224	1.91%	6,177,682	103,812	2.25%
Short-term borrowings (e)	457,692	12,793	3.74%	158,072	5,058	4.28%
Long-term borrowings	175,883	7,886	5.96%	233,468	10,705	6.09%
Total borrowed funds	633,575	20,679	4.35%	391,540	15,763	5.36%
Total interest-bearing liabilities	6,603,297	105,903	2.14%	6,569,222	119,575	2.43%

Non-interest-bearing deposits	1,624,206			1,530,040
Other liabilities	99,876			111,926
Total liabilities	8,327,379			8,211,188
Stockholders’ equity	1,228,786			1,144,440
Total liabilities and stockholders' equity	$9,556,165			$9,355,628

Net interest income/spread (b)		$277,667	3.73%		$265,023	3.61%
Net interest margin (b)			4.23%			4.15%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Core non-interest expense:
Total non-interest expense	$74,540	$72,759	$69,894	$218,934	$211,043
Less: acquisition-related expenses	1,498	410	—	1,924	—
Core non-interest expense	$73,042	$72,349	$69,894	$217,010	$211,043

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Efficiency ratio:
Total non-interest expense	$74,540	$72,759	$69,894	$218,934	$211,043
Less: amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Adjusted total non-interest expense	72,843	71,062	67,683	213,843	204,408

Total non-interest income	25,645	20,378	23,827	74,277	77,806
Less: net loss on investment securities	(4,512)	(8,181)	(2,580)	(12,693)	(2,582)
Less: net loss on asset disposals and other transactions	(311)	(446)	(478)	(1,167)	(1,119)
Total non-interest income, excluding net gains and losses	30,468	29,005	26,885	88,137	81,507

Net interest income	93,842	92,728	91,349	276,990	264,181
Add: fully tax-equivalent adjustment (a)	211	221	279	677	842
Net interest income on a fully tax-equivalent basis	94,053	92,949	91,628	277,667	265,023

Adjusted revenue	$124,521	$121,954	$118,513	$365,804	$346,530

Efficiency ratio	58.50%	58.27%	57.11%	58.46%	58.99%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$73,042	$72,349	$69,894	$217,010	$211,043
Less: amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Adjusted core non-interest expense	71,345	70,652	67,683	211,919	204,408

Adjusted revenue	$124,521	$121,954	$118,513	$365,804	$346,530

Efficiency ratio adjusted for non-core items	57.30%	57.93%	57.11%	57.93%	58.99%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2026	2026	2026	2025	2025

Tangible equity:
Total stockholders' equity	$1,227,903	$1,236,551	$1,216,040	$1,206,602	$1,182,776
Less: goodwill and other intangible assets	388,305	389,963	391,601	393,319	395,535
Tangible equity	$839,598	$846,588	$824,439	$813,283	$787,241

Tangible assets:
Total assets	$9,652,095	$9,540,161	$9,648,087	$9,649,630	$9,623,944
Less: goodwill and other intangible assets	388,305	389,963	391,601	393,319	395,535
Tangible assets	$9,263,790	$9,150,198	$9,256,486	$9,256,311	$9,228,409

Tangible book value per common share:
Tangible equity	$839,598	$846,588	$824,439	$813,283	$787,241
Common shares outstanding	35,961,276	35,939,954	35,925,945	35,714,484	35,705,369

Tangible book value per common share	$23.35	$23.56	$22.95	$22.77	$22.05

Tangible equity to tangible assets ratio:
Tangible equity	$839,598	$846,588	$824,439	$813,283	$787,241
Tangible assets	$9,263,790	$9,150,198	$9,256,486	$9,256,311	$9,228,409

Tangible equity to tangible assets	9.06%	9.25%	8.91%	8.79%	8.53%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Pre-provision net revenue:
Income before income taxes	$41,378	$35,638	$38,002	$114,361	$96,832
Add: provision for credit losses	3,569	4,709	7,280	17,972	34,112
Add: net (gain) loss on OREO	(403)	—	—	(377)	(30)
Add: net loss on investment securities	4,512	8,181	2,580	12,693	2,582
Add: net loss on other assets	366	453	424	1,203	1,021
Add: net (gain) loss on other transactions	348	(7)	54	341	128
Pre-provision net revenue	$49,770	$48,974	$48,340	$146,193	$134,645

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Annualized net income adjusted for non-core items:
Net income	$32,606	$27,953	$29,476	$89,565	$75,024
Add: net loss on investment securities	4,512	8,181	2,580	12,693	2,582
Less: tax effect of net loss on investment securities (a)	948	1,718	542	2,666	542
Add: net loss on asset disposals and other transactions	311	446	478	1,167	1,119
Less: tax effect of net loss on asset disposals and other transactions (a)	65	94	100	245	235
Add: acquisition-related expenses	1,498	410	—	1,924	—
Less: tax effect of acquisition-related expenses (a)	315	86	—	404	—
Net income adjusted for non-core items	$37,599	$35,092	$31,892	$102,034	$77,948

Days in the period	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$129,361	$112,119	$116,943	$119,748	$100,307
Annualized net income adjusted for non-core items	$149,170	$140,754	$126,528	$136,419	$104,216
Return on average assets:
Annualized net income	$129,361	$112,119	$116,943	$119,748	$100,307
Total average assets	$9,482,366	$9,586,326	$9,574,270	$9,556,165	$9,355,628
Return on average assets	1.36%	1.17%	1.22%	1.25%	1.07%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$149,170	$140,754	$126,528	$136,419	$104,216
Total average assets	$9,482,366	$9,586,326	$9,574,270	$9,556,165	$9,355,628
Return on average assets adjusted for non-core items	1.57%	1.47%	1.32%	1.43%	1.11%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2026	2026	2025	2026	2025

Annualized net income excluding amortization of other intangible assets:
Net income	$32,606	$27,953	$29,476	$89,565	$75,024
Add: amortization of other intangible assets	1,697	1,697	2,211	5,091	6,635
Less: tax effect of amortization of other intangible assets (a)	356	356	464	1,069	1,393
Net income excluding amortization of other intangible assets	$33,947	$29,294	$31,223	$93,587	$80,266

Days in the period	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$129,361	$112,119	$116,943	$119,748	$100,307
Annualized net income excluding amortization of other intangible assets	$134,681	$117,498	$123,874	$125,125	$107,315

Average tangible equity:
Total average stockholders' equity	$1,239,565	$1,228,192	$1,162,768	$1,228,786	$1,144,440
Less: average goodwill and other intangible assets	389,131	390,753	396,636	390,779	398,956
Average tangible equity	$850,434	$837,439	$766,132	$838,007	$745,484

Return on average stockholders' equity ratio:
Annualized net income	$129,361	$112,119	$116,943	$119,748	$100,307
Average stockholders' equity	$1,239,565	$1,228,192	$1,162,768	$1,228,786	$1,144,440

Return on average stockholders' equity	10.44%	9.13%	10.06%	9.75%	8.76%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$134,681	$117,498	$123,874	$125,125	$107,315
Average tangible equity	$850,434	$837,439	$766,132	$838,007	$745,484

Return on average tangible equity	15.84%	14.03%	16.17%	14.93%	14.40%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE